As filed with the Securities and Exchange Commission on May 20, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	58-1076937
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

55 NOD ROAD

AVON, CONNECTICUT 06001

(Address of principal executive offices)

2008 MANAGEMENT INCENTIVE PLAN

DANIEL N. GREGROIRE

GENERAL COUNSEL AND SECRETARY

MAGELLAN HEALTH SERVICES, INC.

55 NOD ROAD

AVON, CONNECTICUT 06001

(Name and address of agent for service)

(860) 507-1900

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Common Stock, par value $0.01 per share	4,500,000(2)	$36.98 (3)	$116,410,000 (3)	$6,539.91 (3)

(1)  Plus such indeterminate number of shares of Ordinary Common Stock of Magellan Health Services, Inc. (“Ordinary Common Stock”) as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)  Represents a total of 4,500,000 shares of Ordinary Common Stock reserved for issuance under the Magellan Health Services, Inc. 2008 Management Incentive Plan (the “MIP”).

(3)  Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Ordinary Common Stock in the consolidated reporting system on May 20, 2008, which was $36.98.

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register (i) future issuances of up to 4,500,000 shares of Ordinary Common Stock in the event of grants of awards (including upon the exercise of options to be granted) under the MIP and (ii) such indeterminate number of other shares of Ordinary Common Stock as may be issued in relation to such shares to prevent dilution as a result of any transaction referred to in Rule 416 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The Registrant is not filing such documents with the SEC, but these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that Magellan subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We incorporate by reference the following documents that we have already filed with the SEC, as well as any filings that we will make with the SEC in the future, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008.
•	Our Current Report on Form 8-K/A filed on January 4, 2008;
•	Our Current Report on Form 8-K filed on February 25, 2008, as amended by our Current Report on Form 8-K filed on February 26, 2008;
•	Our Current Report on Form 8-K filed on February 29, 2008;
•	Our Current Report on Form 8-K filed on March 11, 2008;
•	Our Definitive Proxy Statement on Form 14A filed on April 11, 2008;
•	Our Current Report on Form 8-K filed on April 22, 2008;
•	Our Current Report on Form 8-K filed on May 2, 2008;
•	Our Quarterly Report on Form 10-Q filed on May 2, 2008; and
•	The description of our Ordinary Common Stock, par value $0.01 per share, contained in our Current Report on Form 8-K filed on November 5, 2004.

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ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL”, provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances and shall indemnify them against certain expenses in certain circumstances.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such

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person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Article V Section 1 of the Bylaws and Article VI Part E of the Amended and Restated Certificate of Incorporation of Magellan provide in substance that Magellan will indemnify current and former directors and officers to the fullest extent permitted by law. In addition, Article VI Part D of the Certificate of Incorporation of Magellan provides in substance that directors of Magellan will not be personally liable either to Magellan or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to Magellan or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which the director will be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Magellan maintains Directors’ and Officers’ liability insurance with various insurance providers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT	DESCRIPTION

4.1

Amended and Restated Certificate of Incorporation of the Registrant, as filed in the office of the Secretary of State of the State of Delaware on January 5, 2004 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004).

4.2

Bylaws of the Registrant, as of January 5, 2004, as amended through February 25, 2008 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2008).

5.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.
23.1	Consent of Ernst & Young LLP.

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23.2	Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).
99.1

Magellan Health Services, Inc. 2008 Management Incentive Plan (incorporated herein by reference to Appendix A of the Registrant’s Proxy Statement on Form 14-A filed with the Securities and Exchange Commission on April 11, 2008).

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Magellan Health Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon, State of Connecticut, on the 20th day of May 2008.

MAGELLAN HEALTH SERVICES, INC.
By:	/s/ Mark S. Demilio
Name: Mark S. Demilio
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Rene Lerer and Mark S. Demilio, and each of them, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Dr. René Lerer	President and Chief Executive Officer, Director (Principal Executive Officer)	May 20, 2008
Dr. René Lerer
/s/ Mark S. Demilio	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2008
Mark S. Demilio
/s/ Jeffrey N. West	Senior Vice President and Controller (Principal Accounting Officer)	May 20, 2008
Jeffrey N. West
/s/ Steven J. Shulman	Chairman of the Board of Directors	May 20, 2008
Steven J. Shulman
/s/ Michael Diament	Director	May 20, 2008
Michael Diament
/s/ Barry M. Smith	Director	May 20, 2008
Barry M. Smith
/s/ Robert M. Le Blanc	Director	May 20, 2008
Robert M. Le Blanc
/s/ William J. McBride	Director	May 20, 2008
William J. McBride
/s/ Michael P. Ressner	Director	May 20, 2008
Michael P. Ressner

/s/ Allen F. Wise	Director	May 20, 2008
Allen F. Wise
/s/ Nancy L. Johnson	Director	May 20, 2008
Nancy L. Johnson
/s/ William D. Forrest	Director	May 20, 2008
William D. Forrest

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1

Amended and Restated Certificate of Incorporation of the Registrant, as filed in the office of the Secretary of State of the State of Delaware on January 5, 2004 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004).

4.2

Bylaws of the Registrant, as of January 5, 2004, as amended through February 25, 2008 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2008).

5.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).
99.1

Magellan Health Services, Inc. 2008 Management Incentive Plan (incorporated herein by reference to Appendix A of the Registrant’s Proxy Statement on Form 14-A filed with the Securities and Exchange Commission on April 11, 2008).